FIELDS AIRCRAFT SPARES, INC.
(Formerly Fields Industrial Group, Inc.)
Statement Regarding Computation of Net Income (Loss) per Share

EARNINGS PER SHARE

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                                                 For The Year
                                                     Ended                  For The Year                For The Year
                                                 December 31,              Ended December              Ended December
                                                     1996                     31, 1995                    31, 1994
Additional common stock if
preferred convertible option is
exercised:
  25% of common stock
  outstanding at date of
  conversion                                       $ 514,220                  $ 355,625                     $ --

Number of common stock
  outstanding at the
  beginning of the year                            $ 984,352                  $ 944,352                   $ 883,232

Total weighted average
  common stock
  equivalents at the end of
  the year                                        $1,840,543                 $1,312,469                   $ 883,232

Net income (loss)                                 $ (242,000)                $4,547,000                 $(1,337,000)

Primary and fully diluted
  earnings (loss) per share                       $    (.13)                 $     3.47                 $     (1.51)
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